Exhibit 99.1

PRESS RELEASE

Investors: The Ruth Group Carol Ruth (646) 536-7004 cruth@theruthgroup.com	Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Provides Update of Previously Disclosed
Accounting Review at Sheffield, UK Operating Unit

Warsaw, Indiana, November 12, 2007—Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry and other medical markets, today issued an update of the previously announced review of accounting irregularities at its Sheffield, UK operating unit.

The Company previously disclosed a preliminary estimate that the overstatement of revenue and income before taxes for the period 1999 through 2007 amounted to approximately $12 million to $16 million, and that the Company’s Audit Committee of its Board of Directors had commenced an independent review.  Upon further review, management has identified additional potential irregularities in the financial reporting by its Sheffield, UK operating unit, including the overstatement of inventory and other matters, and has revised its total estimated impact of the misstatements to be approximately $24 million to $28 million over the years currently under review, which may predate 1999.  Management has not yet made a final determination of the total impact on each of the respective historical financial periods, including the fiscal years subsequent to the Company’s 2003 acquisition of the Sheffield, UK unit.

As part of the Audit Committee’s review, which has been extensive but is not yet complete,  procedures have been performed at the Sheffield, UK facility as well as the Company’s other European business units that reported through the Sheffield management at various times.  These procedures have not identified misstatements in any of those other business units, however, certain additional procedures are continuing.

Brian Moore, President and Chief Executive Officer, stated, “Since the accounting issues were first identified by Symmetry management, the Audit Committee has been continuing with its independent review of the irregularities.   While the Audit Committee’s investigation has been underway, the Symmetry finance team has continued to conduct further analysis of the Sheffield operating unit’s balance sheet.  It is this internal review that has identified the additional discrepancies that were reported by management to the Audit Committee.  No material misstatements of financial data at other operating units of the Company have been uncovered, although certain procedures have yet to be completed.  Further, based on management’s review to date, we do not expect these irregularities to have a material effect on our previously reported 2007 revenues or earnings.”

“While these irregularities are unfortunate, we are conducting our business as usual across all of our operating units.  We expect that the recent addition of John Hynes as Chief Operating Officer of  Europe and Mark Brooks as Financial Director of Europe will further expedite a tightening of operating and financial controls at the Sheffield, UK unit.  We are moving forward with our goal of assuring that our customers receive the same service and quality products that Symmetry is known for delivering.  We remain encouraged by the order flow at all of our facilities and the outlook for further growth for the remainder of 2007 and into 2008.”

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward Looking Statements

Statements in this press release, which are not historical facts including those which involve our Audit Committee’s continuing independent review of accounting irregularities at our Sheffield, UK facility, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive or conditional in nature and are frequently identified by the use of terms such as “appear,” “may,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events, actions or outcomes. Such predictive statements are not guarantees, and should not be considered as an indication of future events or results and actual outcomes could differ materially from our current expectations.

The Audit Committee’s review and investigation is not complete, and our updated preliminary assessment described in this press release is based upon management’s reasonable current belief concerning the statements made.  The Company cannot predict with certainty when the review will be completed. As the Audit Committee pursues its inquiry and as the Company completes its required restatement, the Company may learn of other matters that may affect the size and scope of the restatement and the impact on the Company’s consolidated financial statements, prospects and outlook.  Potential risks and uncertainties include, among other things: (i) the timing of the completion of the Audit Committee’s review and investigation and (ii) the timing of completion of the Company’s restatement and filing of its amended historical financial statements as well as the additional risks and important factors described in the Company’s other reports filed with the SEC, which are available at the SEC’s website at http://www.sec.gov.

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